Exhibit 99.1

SCHEDULE A

Executive Officers
Name	Principal Occupation	Citizenship
Reginald Seeto, M.B.B.S.	President & Chief Executive Officer, Director of Scipher Medicine Corporation	Australia
Ryan Phan, Ph.D.	Chief Operating Officer of Scipher Medicine Corporation	U.S.
Courtney Morris	Chief Business Officer of Scipher Medicine Corporation	U.S.
Torsten Hombeck, Ph.D.	Interim Chief Financial Officer of Scipher Medicine Corporation	Germany

Directors
Name	Principal Occupation	Citizenship
Albert-László Barabási, Ph.D.	Robert Gray Dodge Professor of Network Science and a University Distinguished Professor at Northeastern University	U.S.
Stefan Krieglstein, MS	Managing Director of Krieglstein & Company	Austria
Steve Liapis, Ph.D.	Managing Director at Northpond Ventures	U.S.
Joseph Loscalzo, Ph.D., M.D.	Hersey Distinguished Professor of the Theory and Practice of Medicine and Samuel A. Levine Professor of Medicine at Harvard Medical School	U.S.
Reginald Seeto, M.B.B.S.	President & Chief Executive Officer, Director of Scipher Medicine Corporation	Australia